EXHIBIT 99.1

Impac Mortgage Holdings, Inc. Announces Results of First Quarter 2007

First Quarter Form 10-Q Available on Corporate Website

IRVINE, Calif., May 10 /PRNewswire-FirstCall/ — Impac Mortgage Holdings, Inc. (NYSE: IMH) (“IMH” or the “Company”), a real estate investment trust (“REIT”), reports first quarter 2007 net loss of $121.7 million, or $1.65 per diluted common share, as compared to net earnings of $85.6 million, or $1.07 per diluted common share for the first quarter 2006.  Included in the net (loss) earnings was a mark-to-market loss in the fair value of derivatives whereby the Company records a change in fair value of its derivatives as a loss or gain in the current period, which during the first quarter 2007 increased to a loss of $58.7 million as compared to a gain of $51.4 million during the first quarter 2006.

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First quarter 2007 estimated taxable income available to common stockholders was $18.9 million or $0.25 per diluted common share, as compared to $27.1 million or $0.36 per diluted common share for the first quarter 2006.  As a REIT, we pay dividends to our stockholders based on estimated taxable income.  For differences between net (loss) earnings as determined by generally accepted accounting principles (“GAAP”) and estimated taxable income, please refer to the enclosed reconciliation schedule.  The Company has filed its Form 10-Q with the Securities Exchange Commission (“SEC”) which includes additional financial information for the first quarter 2007.  The Company’s Form 10-Q is also available on our website at www.impaccompanies.com under stockholder relations.

Financial Highlights for the First Quarter of 2007

•                  Estimated taxable income per diluted share was $0.25 compared to $0.19 for the fourth quarter of 2006 and $0.36 for the first quarter of 2006;

•                  Cash dividends declared per common share were $0.10 for the first quarter of 2007 compared to $0.25 for the fourth quarter of 2006 and $0.25 for the first quarter of 2006;

•                  Total assets were $23.3 billion as of March 31, 2007 compared to $23.6 billion as of December 31, 2006 and $24.8 billion as of March 31, 2006;

•                  Book value per common share was $9.15 as of March 31, 2007 compared to $11.15 as of December 31, 2006 and $13.87 as of March 31, 2006;

•                  The mortgage operations acquired and originated $2.2 billion of primarily Alt-A mortgages compared to $4.1 billion for the fourth quarter of 2006 and $2.1 billion for the first quarter of 2006;

•                  The commercial mortgage operations originated $196.9 million of commercial mortgages compared to $269.6 million for the fourth quarter of 2006 and $202.8 million for the first quarter of 2006; and

•                  The long-term investment operations retained for investment

$2.2 billion of primarily Alt-A mortgages and $234.9 million of commercial mortgages compared to $2.7 billion of primarily Alt-A mortgages and $411.9 million of commercial mortgages for the fourth quarter of 2006 and $579.7 million of primarily Alt-A mortgages and $114.7 million of commercial mortgages for the first quarter of 2006.

First Quarter 2007 vs. Fourth Quarter 2006 GAAP Net Earnings

	For the Three Months Ended,
	March 31, 2007	December 31, 2006	Increase (Decrease)	% Change
Interest income	$342,821	$327,484	$15,337	5%
Interest expense	329,366	334,393	(5,027)	(2)
Net interest income (expense)	13,455	(6,909)	20,364	295
Provision for loan losses	29,374	44,038	(14,664)	(33)
Net interest income (expense) after provision for loan losses	(15,919)	(50,947)	35,028	69
Total non-interest income	(70,562)	15,772	(86,334)	(547)
Total non-interest expense	33,321	30,434	2,887	9
Income tax (benefit) expense	1,866	(6,104)	7,970	131
Net loss	$(121,668)	$(59,505)	$(62,163)	(104)%
Net loss per share - diluted	$(1.65)	$(0.83)	$(0.82)	(99)%
Dividends declared per common share	$0.10	$0.25	$(0.15)	(60)%

The results of operations for the first quarter of 2007 resulted in a net loss of $121.7 million or $1.65 per share as compared to a net loss of $59.5 million or $0.83 per share, for the fourth quarter of 2006.  The decrease was primarily due to the $38.3 million decrease in the change in fair value of the derivative instruments, a $16.7 million decrease from gain on sale of loans, an $11.7 million increase in the provision for repurchases, offset by an increase in net interest income of $20.4 million.

Included in net earnings was a mark-to-market loss in the fair value of derivative instruments.  During the first quarter of 2007 the loss increased to $58.7 million as compared to a loss of $20.4 million during the fourth quarter 2006.  The change in the fair value of the derivative instruments was primarily the result of $37.5 million in cash receipts from derivatives and partially the result of changes in expectations of future interest rates.

The decrease in gain on sale of loans was the result of a decrease in the execution price of loans sold, as a result of unfavorable market conditions and an increase in the volume of loans for sale in the marketplace.  The increase in the provision for repurchases is due to an increase in the actual losses experienced in the first quarter on loans re-sold or re-priced.  The decrease in the value of loans is a result of the saturation of loans for sale combined with the decreases in the value of the underlying collateral, as home prices continued to fall in many regions from the fourth quarter of 2006.  Also affecting the value of the loans held for sale is the level of non-performing loans and the level of pending foreclosures which makes additional home value decreases more likely.

Net interest income increased primarily as a result of the increases to the interest rates on our adjustable rate mortgages as well as an approximate $9.4 million increase to interest income, resulting from a decrease in the amortization of loan premiums.  The amortization of loan premiums decreased as the Company adjusted the amortization based upon the actual prepayments for the first quarter and reduced its expected prepayments for future periods.

Estimated Taxable Income

Because dividend payments are based on estimated taxable income, dividends may be more or less than net earnings.  As such, we believe that the disclosure of estimated taxable income available to common stockholders, which is a non-generally accepted accounting principle, or “non-GAAP,” financial measurement, is useful information for our investors.

The following table presents a reconciliation of net (loss) earnings (GAAP) to estimated taxable income available to common stockholders for the periods indicated (in thousands, except per share amounts):

	For the Three Months Ended (1)
	March 31, 2007	December 31, 2006	March 31, 2006
Net (loss) earnings	$(121,668)	$(50,550)	$85,566
Adjustments to net (loss) earnings: (2)
Loan loss provision (3)	38,734	39,766	150
Tax deduction for actual loan losses (3)	(11,262)	(11,070)	(4,406)
GAAP earnings on REMICs (4)	(14,932)	(11,766)	(1,377)
Taxable income on REMICs (5)	12,843	15,685	6,098
Change in fair value of derivatives (6)	54,623	19,305	(46,963)
Dividends on preferred stock	(3,722)	(3,682)	(3,672)
Net loss (earnings) of taxable REIT subsidiaries (7)	58,667	14,997	(1,854)
Dividend from taxable REIT subsidiaries (8)	—	—	—
Elimination of inter-company loan sales transactions (9)	5,471	1,960	(6,539)
Miscellaneous adjustments	108	(169)	120
Estimated taxable income available to common stockholders (10)	$18,862	$14,476	$27,123
Estimated taxable income per diluted common share (10)	$0.25	$0.19	$0.36
Diluted weighted average common shares outstanding	76,084	76,084	76,379

(1)          Estimated taxable income includes estimates of book to tax adjustments and can differ from actual taxable income as calculated when we file our annual corporate tax return. Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net earnings is intended to meet the requirements of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements.  To maintain our REIT status, we are required to distribute a minimum of 90% of our annual taxable income to our stockholders.

(2)          Certain adjustments are made to net earnings in order to calculate estimated taxable income due to differences in the way revenues and expenses are recognized under the two methods.

(3)          To calculate estimated taxable income, actual loan losses are deducted.  For the calculation of net earnings, GAAP requires a deduction for estimated losses inherent in our mortgage portfolios in the form of a provision for loan losses, which are generally notc deductible for tax purposes.  Therefore, as the estimated losses provided for GAAP are realized, the losses will negatively and may materially impact future taxable income.

(4)          Includes GAAP amounts related to the REMIC securitizations, which were treated as secured borrowings for GAAP purposes and sales for tax purposes.  The REMIC GAAP income excludes the provision for loan losses recorded that may relate to the REMIC collateral included in securitized mortgage collateral.  The Company does not have any specific valuation allowances recorded as an offset to the REMIC collateral.

(5)          Includes amounts that are taxable to the Company related to its residual interest in the securitizations, as the REMICs are accounted for as sales in its tax filings.

(6)          The mark-to-market change for the valuation of derivatives at IMH is income or expense for GAAP financial reporting but is not included as an addition or deduction for taxable income calculations until realized.

(7)          Represents net earnings of Impac Funding Corporation (IFC) and Impac Commercial Capital Corporation (ICCC), our taxable REIT subsidiaries (TRS), which may not necessarily equal taxable income.

(8)          Any dividends paid to IMH by the TRS in excess of their cumulative undistributed taxable income would be recognized as return of capital by IMH to the extent of IMH’s capital investment in the TRS.  Distributions from the TRS to IMH may not equal the TRS net earnings, however, IMH can only recognize dividend distributions received from the TRS as taxable income to the extent that the TRS distributions are from current or prior period undistributed taxable income.  Any distributions by the TRS in excess of IMH’s capital investment in the TRS would be taxed as capital gains.

(9)          Includes the effects to taxable income associated with the elimination of gains from inter-company loan sales and other intercompany transactions between IFC, ICCC, and IMH, net of tax and the related amortization of the deferred charge.

(10)    Excludes the deduction for common stock dividends paid and the availability of a deduction attributable to net operating loss carry-forwards.  As of December 31, 2006, the Company had estimated Federal net operating loss carry-forwards of $8.2 million that are expected to be utilized prior to their expiration in the year 2020.

First Quarter 2007 vs. Fourth Quarter 2006

Estimated taxable income increased $4.4 million to $18.9 million, or $0.25 per diluted common share, for the first quarter 2007, compared to $14.5 million or $0.19 per diluted common share, for the fourth quarter 2006.  The increase in estimated taxable income was mainly attributable to an increase in adjusted net interest margin at IMH.  The $6.7 million increase in adjusted net interest margin at IMH was primarily the result of a decrease in premium amortization, due to lower prepayments.  A decrease in actual prepayments increased interest income and estimated taxable income $4.7 million and a decrease in projected prepayments also increased interest income and estimated taxable income $4.7 million, compared to the amortization rates used in the fourth quarter of 2006.  Offsetting the increase to interest income was a non-recurring decrease in estimated taxable income from Real Estate Mortgage Investment Conduits (REMICs) of $2.8 million which was primarily related to a change in the tax accounting for the REMICs from an accrual basis to a cash basis which creates a timing difference between the amounts recorded for GAAP purposes, compared to the amounts recorded for tax purposes.

Mr. Joseph Tomkinson, Chairman and Chief Executive Officer of Impac Mortgage Holdings, Inc. commented, “Given overall market conditions, we are pleased to report strong estimated taxable income generated at the REIT, continued investor appetite for Impac bonds while maintaining solid liquidity in our organization.”

“During the first quarter, the market conditions required us to focus on preserving liquidity.  As such, we have maintained liquidity levels consistent with year-end balances.  We aggressively settled repurchase request claims.  We have closely monitored our reverse repurchase facilities to manage our margin call exposure, additionally we have decreased the time the loans are outstanding on the facilities, by selling loans more frequently.  During the first quarter of 2007, we liquidated $52.0 million in delinquent loans to both manage any margin call exposure on our reverse repurchase lines as well as convert mortgage loans into cash.”

“Also during the first quarter, we added a new reverse repurchase facility with $1.0 billion in capacity and we renewed another reverse repurchase facility with $1.5 billion capacity, extending the maturity to March 2008.  We completed securitizations totaling $2.4 billion in the first quarter to minimize exposure to margin calls and keep inventory low on these facilities.  The reverse repurchase balance at March 31, 2007 was $1.2 billion with a total capacity of $6.0 billion as compared to $1.9 billion with total capacity of $5.7 billion at year-end 2006.”

    “We have continued to price our loans for profitability which has resulted in reduced production volumes from the fourth quarter of 2006.  Although we expect reduced loan volume as compared to 2006, current market conditions have created other opportunities for the Company.  We have seen improvements in our adjusted net interest margin as a result of decreased amortization of loan premiums due to lower actual and expected prepayments and longer duration of the loans in the portfolio, partially offset by increased credit losses.  To take advantage of what we believe will be attractive returns in the distressed loan market, we have also invested in an asset management group that will purchase and liquidate distressed assets.  In addition, we are reviewing other strategies to protect our adjusted net interest margin, reduce production costs and selectively maintain our mortgage operations infrastructure in preparation for a more favorable market.”

Mr. Tomkinson further commented, “We continue to believe that the long-term prospects for our businesses are attractive and that we will be the beneficiary of consolidation in the marketplace.  In the interim, the Company will continue to take the steps necessary to protect stockholder value while evaluating opportunities to improve long term performance through diversification of investments, continued robust credit risk management and synergistic growth.”

First Quarter 2007 Earnings Conference Call

The Company has announced a conference call and live web cast on Friday, May 11, 2007 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time).  We will discuss results of operations for first quarter 2007 and provide a general update followed by a question and answer session.  If you would like to participate in the conference call, you may listen by dialing (800) 350-9149, conference ID number 22572, or access the web cast via our web site at http://www.impaccompanies.com.  To participate in the conference call, dial in fifteen minutes prior to the scheduled start time.  The conference call will be archived on the Company’s web site at www.impaccompanies.com and can be accessed by linking to Stockholder Relations/ Presentations/Audio Archives.  You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheet by using our e-mail alert feature located at the web site under Stockholder Relations/ Contact Us/Email Alerts.

First Quarter 2007 Form 10-Q Available on Corporate Website

The first quarter 2007 Form 10-Q was filed with the Securities and Exchange Commission (SEC) on May 5, 2007 at approximately 3:30 p.m.  The document has been made immediately available on our home page of our investor relations website.  To access the document go to www.Impaccompanies.com and link to stockholder relations.  The document can also be accessed through the Presentation section of the website under Quarter 1 2007 Impac Mortgage Holdings, Inc. Earnings Conference Call.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “could,” “anticipate,” or similar terms or variations on those terms or the negative of those terms.  The forward-looking statements are based on current management expectations.  Actual results may differ materially as a result of several factors, including, but not limited to, failure to achieve projected earnings levels; unexpected or greater than anticipated increases in credit and bond spreads; the ability to generate sufficient liquidity; the ability to access the equity markets; increased operating expenses and mortgage origination or purchase expenses that reduce current liquidity position more than anticipated; continued increase in price competition; risks of delays in raising, or the inability to raise on acceptable terms, additional capital, either through equity offerings, lines of credit or otherwise; the ability to generate taxable income and to pay dividends; interest rate fluctuations on our assets that unexpectedly differ from those on our liabilities; unanticipated interest rate fluctuations; changes in expectations of future interest rates; unexpected increase in our loan repurchase obligations; unexpected increase in prepayment rates on our mortgages; changes in assumptions regarding estimated loan losses or an increase in loan losses; continued ability to access the securitization markets or other funding sources, the availability of financing and, if available, the terms of any financing; changes in markets which the Company serves, such as mortgage refinancing activity and housing price appreciation; the adoption of new laws that affect our business or the business of people with whom we do business; changes in laws that affect our products and our business; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, and the other reports we file under the Securities and Exchange Act of 1934.  This press release speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates four core businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations,  (3) the Warehouse Lending Operations and (4) the Commercial Operations.  The Long-Term Investment Operations invests primarily in non-conforming Alt -A (“Alt-A”) mortgage loans and to a lesser extent small-balance commercial and multi-family loans originated by the Commercial Operations.  The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A mortgage loans, the Warehouse Lending Operations provides short-term financing to mortgage loan originators and the Commercial Operations originates small-balance commercial and multi-family loans for sale to the Long-Term Investment Operations or to third parties.  The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments, please call Tania Jernigan, VP of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies.com.  Website:  www.impaccompanies.com